                                                                   EXHIBIT 99(a)


                           RECEIVABLES SALE AGREEMENT

                         Dated as of [__________], 2002,

                                     between

                      GENERAL ELECTRIC CAPITAL CORPORATION,
                                   as Seller,

                                       and

                           CEF EQUIPMENT HOLDING, LLC,
                                  as Purchaser
















                                                                     Receivables
                                                                  Sale Agreement

                                TABLE OF CONTENTS

                                                                           PAGE
ARTICLE I      DEFINITIONS AND INTERPRETATION..........................      1

      Section 1.1    Definitions.......................................      1

      Section 1.2    Rules of Construction.............................      1

ARTICLE II     SALES OF CEF ASSETS.....................................      1

      Section 2.1    Sale of CEF Assets................................      1

      Section 2.2    Grant of Security Interest........................      2

      Section 2.3    Sale Price........................................      2

ARTICLE III    CONDITIONS PRECEDENT....................................      3

      Section 3.1    Conditions to Sale................................      3

ARTICLE IV     REPRESENTATIONS, WARRANTIES AND COVENANTS...............      4

      Section 4.1    Representations and Warranties of the Seller......      4

      Section 4.2    Affirmative Covenants of the Seller...............      5

      Section 4.3    Negative Covenants of the Seller..................      6

ARTICLE V      INDEMNIFICATION.........................................      7

      Section 5.1    Indemnification...................................      7

      Section 5.2    NO PARTY TO THIS AGREEMENT .......................      7

ARTICLE VI     MISCELLANEOUS...........................................      8

      Section 6.1    Notices...........................................      8

      Section 6.2    No Waiver; Remedies...............................      9

      Section 6.3    Success and Assigns...............................      9

      Section 6.4    Termination; Survival of Obligations..............     10

      Section 6.5    Complete Agreement; Modification of Agreement.....     10

      Section 6.6    Amendments and Waivers............................     10

      Section 6.7    GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF
                     JURY TRIAL........................................     10

      Section 6.8    Counterparts......................................     12

      Section 6.9    Severability......................................     12

      Section 6.10   Section Titles....................................     12

      Section 6.11   No Setoff.........................................     12

      Section 6.12   Confidentiality...................................     12

      Section 6.13   Further Assurances................................     12

                                TABLE OF CONTENTS
                                   (continued)


                                                                           PAGE
      Section 6.14   Accounting Changes................................     13



Schedule 4.1(b)   UCC Information
Exhibit 4.2(f)    Separate Indemnity Provisions

      This RECEIVABLES SALE AGREEMENT ("Agreement" or "Sale Agreement") is entered into as of [__________], 2002, by and among [SELLER NAME], a Delaware corporation and CEF EQUIPMENT HOLDING, LLC, a Delaware limited liability company (the "Purchaser").

      In consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

      Section 1.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1 of Annex B.

      Section 1.2 Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Section 2 of Annex B shall govern. All Annexes, Exhibits and Schedules hereto, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

                                   ARTICLE II

                               SALES OF CEF ASSETS

      Section 2.1 Sale of Receivables. (a) Subject to the terms and conditions hereof the Seller does hereby sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse (subject to the obligations herein) all right, title and interest of the Seller in:

            (i) the Receivables, including the Receivable Files, and all obligations of the Obligors thereunder, including all obligations of such Obligor with respect thereto due or to become due on or after the Cutoff Date;

            (ii)  all Related Security and Collections with respect thereto;

            (iii) all other property now or hereafter in the possession or custody of, or in transit to, the Issuer, the Servicer, any Sub-Servicer or the Seller relating to any of the foregoing;

            (iv)  all Records with respect to any of the foregoing; and

            (v)   all Proceeds of the foregoing (collectively the "CEF
                  Assets").

            (b) On or before the Closing Date, the Seller shall (i) indicate in its computer files that the CEF Assets have been sold to the Purchaser pursuant to this Agreement by so identifying the CEF Assets with an appropriate notation and (ii) deliver to the Purchaser or its designee and the following documents (collectively, the "Receivable Files"):


                                                                     Receivables
                                                                  Sale Agreement

            (i)   the original fully executed copy of the Receivable;

            (ii) a record or facsimile of the original credit application fully executed by the Obligor;

            (iii) the original certificate of title or file stamped copy of the
                  UCC financing statement or such other documents evidencing the security interest of the Purchaser in the Equipment; and

            (iv) any and all other documents relating to a Receivable, an Obligor or any of the Equipment.

      Section 2.2 Grant of Security Interest. The parties hereto intend that the sale pursuant to Section 2.1 hereof shall constitute a purchase and sale and not a loan. Notwithstanding anything to the contrary set forth in this Section 2.2, if a court of competent jurisdiction determines that the sale provided for herein constitutes a loan and not a purchase and sale, then the parties hereto intend that this Agreement shall constitute a security agreement under applicable law and that the Seller shall be deemed to have granted, and the Seller hereby grants, to the Purchaser a first priority lien and security interest in and to all of the Seller's right, title and interest in, to and under the CEF Assets. The possession by the Purchaser of notes and such other goods, money, documents, chattel paper or certificated securities shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to the Uniform Commercial Code in force in the relevant jurisdiction (including, without limitation, Section 9-313(c)(1) thereof). Notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law (except that nothing in this sentence shall cause any Person to be deemed to be an agent of the Purchaser for any purpose other than for perfection of such security interest unless, and then only to the extent, expressly appointed and authorized by the Purchaser in writing).

      Section 2.3 Sale Price. ii) As consideration for the sale of the CEF Assets pursuant to Section 2.1 hereof, the Purchaser shall pay to the Seller on the Closing Date, the CEF Cash Purchase Price for the CEF Assets sold and transferred by the Seller to the Purchaser on the Closing Date. The CEF Cash Purchase Price for the sale of CEF Assets shall be an amount equal to the fair market value thereof prior to such sale.

            (b) The CEF Cash Purchase Price for the CEF Assets sold by the Seller under this Agreement shall be payable in full in cash by the Purchaser on the Closing Date. On the Closing Date, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Seller the CEF Cash Purchase Price in same day funds.



                                                                     Receivables
                                                                  Sale Agreement

                                   ARTICLE III

                              CONDITIONS PRECEDENT

      Section 3.1 Conditions to Sale. The sale hereunder shall be subject to satisfaction of each of the following conditions precedent (any one or more of which, except clause (e) below, may be waived in writing by the Purchaser) as of the Closing Date:

            (a) This Agreement or counterparts hereof shall have been duly executed by, and delivered to, the Seller and the Purchaser, and the Purchaser shall have received such documents, instruments, agreements and legal opinions as the Purchaser shall reasonably request in connection with the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Purchaser.

            (b) The Purchaser shall have received satisfactory evidence that the Seller has obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

            (c) The Seller shall be in compliance in all material respects with all applicable foreign, federal, state and local laws and regulations, including those specifically referenced in Section 4.2(c), except to the extent that the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            (d) The representations and warranties of the Seller contained herein or in any other Related Document shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified by a materiality standard, such representation or warranty shall be true and correct) as of the Closing Date, both before and after giving effect to such sale, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement.

            (e) At the time of such sale, the Purchaser shall have sufficient funds on hand to pay the CEF Cash Purchase Price.

            (f) The Seller shall be in compliance with each of its covenants and other agreements set forth herein.

            (g) The Seller shall have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to the Purchaser as the Purchaser may reasonably request.

The consummation by the Seller of the sale of CEF Assets on the Closing Date shall be deemed to constitute, as of the Closing Date, a representation and warranty by the Seller that the conditions in clauses (d), (f) and (g) of this
Section 3.1 have been satisfied.



                                                                     Receivables
                                                                  Sale Agreement

                                   ARTICLE IV

                  REPRESENTATIONS, WARRANTIES AND COVENANTS

      Section 4.1 Representations and Warranties of the Seller. To induce the Purchaser to purchase the CEF Assets, the Seller makes the following representations and warranties to the Purchaser, as of the Closing Date, each and all of which shall survive the execution and delivery of this Agreement.

            (a) Corporate Existence; Power and Authority. The Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and (ii) has all requisite power and authority to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.

            (b) UCC Information. The true legal name of the Seller as registered in the jurisdiction of its organization, and the current location of the Seller's jurisdiction of organization are set forth in Schedule 4.1(b) and such location has not changed within the past 12 months. During the prior five years, except as set forth in Schedule 4.1(b), the Seller has not been known as or used any corporate, fictitious or trade name. In addition, Schedule 4.1(b) lists the Seller's (i) federal employer identification number and (ii) organizational identification number as designated by the jurisdiction of its organization.

            (c) Authorization, Compliance with Law. The execution, delivery and performance by the Seller of this Agreement and the other Related Documents and the creation and perfection of all Liens and ownership interests provided for herein: (i) have been duly authorized by all necessary corporate action, and (ii) do not violate any provision of any law or regulation of any Governmental Authority, or contractual or corporate restrictions, binding on the Seller, except where such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            (d) Enforceability. On or prior to the Closing Date, each of the Related Documents to which the Seller is a party shall have been duly executed and delivered by the Seller and each such Related Document shall then constitute a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, receivership, conservatorship, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

            (e) Solvency. The Seller is Solvent.

            (f) Use of Proceeds. No proceeds received by the Seller under this Agreement will be used by it for any purpose that violates Regulation U of the Federal Reserve Board.

            (g) Investment Company Act. The Seller is not an "investment company" or "controlled by" an "investment company," as such terms are defined in the Investment Company Act.



                                                                     Receivables
                                                                  Sale Agreement

            (h) Receivables and Other CEF Assets. With respect to each Receivable and the other CEF Assets sold by the Seller on the Closing Date, the Seller represents and warrants that (i) such Receivable satisfies the criteria for an Eligible Receivable as of the Cut-Off Date; and (ii) immediately prior to sale to the Purchaser, such CEF Assets were owned by the Seller free and clear of any Adverse Claim, and the Seller has had at all relevant times the full right, power and authority to sell, contribute, assign, transfer and pledge its interest therein as contemplated under this Agreement and, upon such sale, the Purchaser will acquire valid and properly perfected title to, and the sole record and beneficial ownership interest in, such CEF Assets, free and clear of any Adverse Claim or restrictions on transferability, and the Liens granted to the Purchaser by the Seller pursuant to Section 2.2 will at all times be fully perfected first priority Liens in and to such Receivables and, in addition, following such sale, such Receivable will not be subject to any Adverse Claim as a result of any action or inaction on the part of the Seller (or any predecessor in interest).

The representations and warranties described in this Section 4.1 shall survive the sale of the CEF Assets to the Purchaser, any subsequent assignment or sale of the CEF Assets by the Purchaser, and the termination of this Agreement and the other Related Documents and shall continue until the payment in full of all CEF Assets.

      Section 4.2 Affirmative Covenants of the Seller. The Seller covenants and agrees that, unless otherwise consented to by the Purchaser, from and after the Closing Date:

            (a) Records. The Seller shall at its own cost and expense, for not less than three years from the date on which each Receivable was originated, or for such longer period as may be required by law, maintain adequate Records with respect to such Receivable, including records of all payments received, credits granted and merchandise returned with respect thereto.

            (b) Access. At any reasonable time, and from time to time at the Purchaser's reasonable request, and upon at least seven days prior notice to the Seller, the Seller shall permit the Purchaser (or such Person as the Purchaser may designate), at the expense of the Purchaser (or such Person as the Purchaser may designate), to conduct audits or visit and inspect any of the properties of the Seller to examine the records, internal controls and procedures maintained by the Seller with respect to the CEF Assets and take copies and extracts therefrom, and to discuss the Seller's affairs with its officers, employees and, upon notice to the Seller, independent accountants. The Seller shall authorize such officers, employees and independent accountants to discuss with the Purchaser (or such Person as the Purchaser may designate) the affairs of the Seller as such affairs relate to the CEF Assets. Any audit provided for herein shall be conducted in accordance with the Seller's rules respecting safety and security on its premises and without materially disrupting operations. If an Event of Default shall have occurred and be continuing, the Seller shall provide such access at all times and without advance notice and shall provide the Purchaser (or such Person as the Purchaser may designate) with access to its suppliers and customers.



                                                                     Receivables
                                                                  Sale Agreement

            (c) Compliance With Agreements and Applicable Laws. The Seller shall comply with all federal, state and local laws and regulations applicable to it and the CEF Assets, including those relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing and taxation, except to the extent that the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            (d) Maintenance of Existence and Conduct of Business. The Seller shall preserve and maintain its corporate existence, rights, franchise and privileges in the jurisdiction of its incorporation.

            (e) Notice of Material Event. The Seller shall promptly inform the Purchaser in writing of the occurrence of any of the following, in each case setting forth the details thereof and what action, if any, the Seller proposes to take with respect thereto:

            (i) any Litigation commenced, or to the knowledge of the Seller, threatened against the Seller or with respect to or in connection with all or any substantial portion of the CEF Assets or developments in such Litigation in each case that the Seller believes has a reasonable risk of being determined adversely to the Seller and that could, if determined adversely, have a Material Adverse Effect; or

            (ii) the commencement of a case or proceeding by or against the Seller seeking a decree or order in respect of the Seller (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Seller or for any substantial part of the Seller's assets, or (C) ordering the winding-up or liquidation of the affairs of the Seller.

            (f) Separate Identity. The Seller shall, to the extent applicable to it, act in a manner that is consistent with the statements set forth in
      Exhibit 4.2(f).

            (g) Deposit of Collections. The Seller shall transfer and cause its Subsidiaries to transfer to the Purchaser or the Servicer on its behalf, promptly, and in any event no later than the second Business Day after receipt thereof, all Collections it may receive in respect of CEF Assets.

            (h) Sale Characterization. For accounting purposes, the Seller shall treat the sale made hereunder as a sale of the CEF Assets. The Seller shall also maintain its accounting books and records in a manner which clearly reflects such sale of the CEF Assets to the Purchaser.

      Section 4.3 Negative Covenants of the Seller. The Seller covenants and agrees that, without the prior written consent of the Purchaser, from and after the Closing Date and until the later of the Redemption Date or the Maturity
Date:



                                                                     Receivables
                                                                  Sale Agreement

            (a) Adverse Claims. The Seller shall not create, incur, assume or permit to exist any Adverse Claim on or with respect to any CEF Assets.

            (b) Modifications of Receivables or Loans. The Seller shall not extend, amend, forgive, discharge, compromise, cancel, waive or otherwise modify the terms or conditions of any Receivable or Loan, as applicable except (i) as permitted under the Servicing Agreement or, (ii) to the extent that such extension, amendment, forgiveness, discharge, compromise, cancellation, waiver or modification, does not affect the Purchaser's ownership interest in such Receivable or Loan, as applicable, and does not negatively impact the ultimate collectibility of such Receivable.

            (c) UCC Matters. The Seller shall not change its state of organization or incorporation or its name, identity or corporate structure such that any financing statement filed to perfect the Purchaser's interests under this Agreement would become seriously misleading, unless the Seller shall have given the Purchaser not less than 30 days' prior written notice of such change.

            (d) No Proceedings. From the Closing Date and until the date one year plus one day following the date on which all amounts due with respect to the Notes have been paid in full in cash, Seller shall not, directly or indirectly, institute or cause to be instituted against the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law; provided that the foregoing shall not in any way limit the Seller's right to pursue any other creditor rights or remedies that the Seller may have under applicable law.

                                    ARTICLE V

                                 INDEMNIFICATION

      Section 5.1 Indemnification. Without limiting any other rights that the Purchaser or any of its Stockholders, officers, directors, employees, attorneys, agents or representatives (each, a "Purchaser Indemnified Person") may have hereunder or under applicable law, the Seller hereby agrees to, indemnify and hold harmless each Purchaser Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Purchaser Indemnified Person to the extent arising from or related to the failure of a Receivable to be originated in compliance with all requirements of law; provided, that the Seller shall not be liable for any indemnification to a Purchaser Indemnified Person to the extent that any such Indemnified Amounts result from (a) such Purchaser Indemnified Person's bad faith, gross negligence or willful misconduct, (b) recourse for uncollectible Receivables, or (c) any income tax or franchise tax incurred by any Purchaser Indemnified Person, except to the extent that the incurrence of any such tax results from a breach of or default by the Seller under this Agreement.

      Section 5.2 NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER



                                                                     Receivables
                                                                  Sale Agreement

PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

                                   ARTICLE VI

                                  MISCELLANEOUS

      Section 6.1 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 6.1), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Purchaser) designated in any written communication provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall be effective only if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall be effective only on the immediately succeeding Business Day.

      If to Seller:

            General Electric Capital Corporation
            44 Old Ridgebury Road
            Danbury, Connecticut  06810
            Attention:
            Telephone:
            Facsimile:




                                                                     Receivables
                                                                  Sale Agreement

      If to Purchaser:

            CEF Equipment Holding, LLC
            44 Old Ridgebury Road
            Danbury, CT  06810
            Attention:  [_____________]
            Telephone:[________________]
            Facsimile:[_________________]

      Section 6.2 No Waiver; Remedies. iii) Either party's failure, at any time or times, to require strict performance by the other party hereto of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants and representations of either party contained in this Agreement, and no breach or default by either party hereunder, shall be deemed to have been suspended or waived by the other party hereto unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of such party and directed to the defaulting party specifying such suspension or waiver.

            (b) Upon discovery by the Seller or the Purchaser of any breach of any representation, warranty, undertaking or covenant described in Sections 4.1, 4.2 or 4.3, which breach is reasonably likely to have a Material Adverse Effect, the party discovering the same shall give prompt written notice thereof to the other party hereto. As liquidated damages, the Purchaser may, on the Transfer Date relating to the Collection Period during which the breach is discovered, request the Seller to, and the Seller shall pay to, or at the direction of, the Purchaser the Purchase Amount for the applicable CEF Assets (measured at the end of the Collection Period during which such breach is discovered). Upon such payment, all rights, title and interest of the Purchaser in and to such CEF Assets will be deemed to be automatically released without the necessity of any further action by the Purchaser, the Seller or any other party and such CEF Assets will become the property of the Seller.

            (c) Each party's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that such party may have under any other agreement, including the other Related Documents, by operation of law or otherwise.

      Section 6.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Seller and the Purchaser and their respective successors and permitted assigns, except as otherwise provided herein. The Seller may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of the Purchaser. Any such purported assignment, transfer, hypothecation or other conveyance by the Seller without the prior express written consent of the Purchaser shall be void. The Seller acknowledges that under the Purchase and Sale Agreement the Purchaser will assign its rights granted hereunder to Issuer, and upon such assignment, Issuer shall have, to



                                                                     Receivables
                                                                  Sale Agreement
the extent of such assignment, all rights of the Purchaser hereunder and Issuer may in turn transfer such rights. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Seller and the Purchaser with respect to the transactions contemplated hereby and no Person shall be a third-party beneficiary of any of the terms and provisions of this Agreement.

      Section 6.4 Termination; Survival of Obligations. iv) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the earlier of (i) the Maturity Date or (ii) the Redemption Date.

            (b) Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by the Purchaser under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Seller or the rights of the Purchaser relating to any unpaid portion of any and all recourse and indemnity obligations of the Seller to the Purchaser, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Maturity Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Seller, and all rights of the Purchaser hereunder shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the earlier of (i) the Maturity Date or (ii) the Redemption Date; provided, that the rights and remedies pursuant to Section 6.2(b), the indemnification and payment provisions of
      Article V, and the provisions of Sections 4.3(e), 6.3 and 6.12 shall be continuing and shall survive any termination of this Agreement.

      Section 6.5 Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 6.6.

      Section 6.6 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto. No consent or demand in any case shall, in itself, entitle any party to any other consent or further notice or demand in similar or other circumstances.

      Section 6.7 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.
(a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF EXCEPT
SECTION 5-1401 OF THE GENERAL



                                                                     Receivables
                                                                  Sale Agreement

OBLIGATION LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

            (b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE PURCHASER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE CEF RECEIVABLES OR ANY SECURITY FOR THE OBLIGATIONS OF THE SELLER ARISING HEREUNDER OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE PURCHASER. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 6.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY'S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

            (c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY



                                                                     Receivables
                                                                  Sale Agreement

      JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 6.8 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

      Section 6.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      Section 6.10 Section Titles. The section titles and table of contents contained in this Agreement are provided for ease of reference only and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

      Section 6.11 No Setoff. The Seller's obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right the Seller might have against the Purchaser, all of which rights are hereby expressly waived by the Seller.

      Section 6.12 Confidentiality. Notwithstanding anything herein to the contrary, there is no restriction (express or implied) on any disclosure or dissemination of the structure or tax aspects of the transaction contemplated by the Related Documents. Furthermore, each party hereto acknowledges that it has no proprietary rights to any tax matter or tax idea contemplated hereby or to any element of the transaction structure contemplated hereby.

      Section 6.13 Further Assurances. (a) The Seller shall, at its sole cost and expense, upon request of the Purchaser, promptly and duly authorize, execute and/or deliver, as applicable, any and all further instruments and documents and take such further actions that may be necessary or desirable or that the Purchaser may request to carry out more effectively the provisions and purposes of this Agreement or to obtain the full benefits of this Agreement and of the rights and powers herein granted, including authorizing and filing any financing or continuation statements under the UCC with respect to the ownership interests or Liens granted hereunder. The Seller hereby authorizes the Purchaser to file any such financing or continuation statements without the signature of the Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the CEF Assets or any part thereof shall be sufficient as a notice or financing statement where permitted by law. If any amount payable under or in connection with any of the CEF Assets is or shall become evidenced by any instrument, such instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to the Purchaser immediately upon the Seller's receipt thereof and promptly delivered to or at the direction of the Purchaser.




                                                                     Receivables
                                                                  Sale Agreement

      (b) If the Seller fails to perform any agreement or obligation under this
Section 6.13, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Purchaser incurred in connection therewith shall be payable by the Seller upon demand of the Purchaser.

      Section 6.14 Accounting Changes. If any Accounting Changes occur and such changes result in a change in the standards or terms used herein, then the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties hereto agree upon the required amendments to this Agreement, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained herein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all standards and terms used herein shall be prepared, delivered and used without regard to the underlying Accounting Change.

                               [Signatures Follow]






                                                                     Receivables
                                                                  Sale Agreement

      IN WITNESS WHEREOF, the parties have caused this RECEIVABLES SALE AGREEMENT to be executed by their respective duly authorized representatives, as of the date first above written.

                                    CEF EQUIPMENT HOLDING, LLC

                                    By:_______________________________________
                                       Name:__________________________________
                                       Title:_________________________________



                                    GENERAL ELECTRIC CAPITAL CORPORATION

                                    By:_______________________________________
                                       Name:__________________________________
                                       Title:_________________________________






                                                                     Receivables
                                                                  Sale Agreement

                                                                 Schedule 4.1(b)

                                 UCC INFORMATION

[SELLER]
True Legal Name:                        [______________________]
Jurisdiction of Organization:           [______________________]
Executive Offices/Principal Place of
Business:                               [______________________]
Collateral Locations:                   [______________________]
                                        [______________________]
Trade Names:                            [______________________]
FEIN:                                   [______________________]
Organizational Identification Number:   [______________________]










                                                                     Receivables
                                                                  Sale Agreement

                                                                      Schedule I

                           Schedule of CEF Receivables

























                                                                     Receivables
                                                                  Sale Agreement

                                                                  EXHIBIT 4.2(f)

                          SEPARATE IDENTITY PROVISIONS

      The Purchaser, GECS and the Seller have and will continue (in each case, to the extent within its control) to maintain the Purchaser's separate existence and identity and have and will continue to take all steps necessary to make it apparent to third parties that the Purchaser is an entity with assets and liabilities distinct from those of the Seller or GECS or any other subsidiary or affiliate of the Seller or GECS. In addition to the foregoing, such steps and indicia of the Purchaser's separate identity include the following:

      (a) The Purchaser does and will maintain its own stationery and other business forms separate from those of any other Person (including the Seller and GECS), and will conduct business in its own name except that certain Persons may act on behalf of the Purchaser as agents;

      (b) The Purchaser maintains and will maintain separate office space of its own as part of its operations, although such space is in a building shared with the Seller. The corporate records, the other books and records, and the other assets of the Purchaser are and will be segregated from the property of the Seller and GECS, respectively;

      (c) The Seller will issue consolidated financial statements, which financial statements will not show CEF Assets that have been sold by the Seller to the Purchaser as assets of the Seller and its consolidated subsidiaries. The Seller, GECS and the Purchaser will take certain actions to disclose publicly the Purchaser's separate existence and the transactions contemplated hereby, including through the filing of the UCC Financing Statements. None of the Seller, GECS or the Purchaser has concealed or will conceal from any interested party any transfers contemplated by the Related Documents;

      (d) The Purchaser will not have its own employees, and, as indicated, the Purchaser's business relating to the CEF Assets may be conducted through the agents. However, any allocations of direct, indirect or overhead expenses for items shared between the Purchaser and the Seller or GECS that are not included as part of the servicing fee are and will be made among such entities to the extent practical on the basis of actual use or value of services rendered and otherwise on a basis reasonably related to actual use or the value of services rendered;

      (e) Except as provided in paragraph (d) above regarding the allocation of certain shared overhead items, the Purchaser does and will pay its own operating expenses and liabilities from its own funds, except GECS did and will pay all expenses of the Purchaser incurred in connection with the transactions entered into pursuant to the Related Documents, including those related to the Purchaser's organization;

      (f) Each of the Seller, GECS and the Purchaser does and will maintain its assets and liabilities in such a manner that it is not costly or difficult to segregate, ascertain or otherwise identify the Purchaser's individual assets and liabilities from those of the Seller or GECS or from those of any other person or entity, including any other subsidiary or affiliate of the Seller or GECS. Except as set forth below, the Purchaser does and will maintain its own books of account and corporate records separate from the Seller and GECS or any other subsidiary or affiliate of





                                                                     Receivables
                                                                  Sale Agreement
the Seller and GECS. Monetary transactions, including those with each other, are and will continue to be properly reflected in their respective financial records. The Purchaser does not and will not commingle or pool its funds or other assets or liabilities with those of the Seller or GECS or any other subsidiary or affiliate of the Seller or GECS except as specifically provided in the Related Documents with respect to the temporary commingling of Collections and with respect to, if applicable, any such Person's retention, in their capacity as agent or Custodian for the Purchaser, of the books and records pertaining to the CEF Assets. However, any such agent or Custodian will not generally make the books and records relating to the CEF Assets available to any of creditors or other interested persons of the Purchaser, the Seller or GECS. The Purchaser does not and will not maintain joint bank accounts or other depository accounts to which the Seller or GECS or any other subsidiary or affiliate of the Seller or GECS (other than in their capacity as agent for the Purchaser, if applicable) has independent access;

      (g) The Purchaser will strictly observe corporate formalities, and the Seller and GECS will strictly observe corporate formalities with respect to its dealings with the Purchaser. Specifically, no transfer of assets between any of the Seller and GECS, on the one hand, and the Purchaser, on the other, will be made without adherence to corporate formalities;

      (h) The transactions among the Purchaser and the Seller or GECS, including the terms governing any servicer advances and the amount and payment of the servicing fee, are on terms and conditions that are consistent with those of arm's-length relationships. None of the Seller or GECS is or will be, or holds or will hold itself out to be, responsible for the debts of the Purchaser, except as provided in: the representations made by the Seller (including, if applicable, as a servicer or a sub-servicer) to the Purchaser relating to the CEF Assets and their prior ownership and servicing thereof. The Purchaser will not guaranty the debts of the Seller or GECS;

      (i) All distributions made by the Purchaser to GECS as its sole member shall be in accordance with applicable law;

      (j) Any other transactions between the Purchaser and the Seller or GECS permitted by (although not expressly provided for in) the Related Documents have been and will be fair and equitable to each of the parties, have been and will be the type of transaction that would be entered into by a prudent person or entity, and have been and will be on terms that are at least as favorable as may be obtained from a third party Person; and

      (k) The Purchaser is not named, or has entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the assets of the Seller or GECS.

                                   * * * * * *







                                                                     Receivables
                                                                  Sale Agreement

                                     ANNEX B

                                       to

                           RECEIVABLES SALE AGREEMENT

                                   dated as of

                               [__________], 2002















                                                                      Annex B to
                                                      Receivables Sale Agreement

                         DEFINITIONS AND INTERPRETATION

         SECTION 1. Definitions and Conventions. Capitalized terms used in the Receivables Sale Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

         "Accounting Changes" means, with respect to any Person, an adoption of GAAP different from such principles previously used for reporting purposes by such Person as defined in the Accounting Principles Board Opinion Number 20.

         "Adverse Claim" means any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Purchase and Sale Agreement, any Lien created under the Indenture or any Permitted Encumbrances.

         "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by, or is under common control with such Person, or (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

         "Amount Financed" with respect to a Receivable means the amount advanced under such Receivable toward the purchase price of the Equipment and any related costs, including the Termination Value, and any insurance financed thereby.

         "Annual Percentage Rate" or "APR" of a Receivable means, the interest rate or annual rate of finance charges stated in or, if not explicitly stated, the implicit finance charge used by the Seller to calculate periodic payments with respect to the related Loan.

         "Appendices" means, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

         "Authorized Officer" means, with respect to any corporation, trust or limited liability company, as appropriate, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer, the [Managing Member] [Owner Trustee], and each other officer, employee or member of such corporation, trust or limited liability company, as appropriate, specifically or similar governing body of such limited liability company or trust to sign agreements, instruments or other documents on behalf of such corporation authorized in resolutions of the board of directors of such corporation or similar governing body of such limited liability company or trust, as appropriate.

         "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.



                                                                      Annex B to
                                                      Receivables Sale Agreement

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Connecticut.

         "CEF Assets" is defined in Section 2.1(a) of the Sale Agreement.

         "CEF Cash Purchase Price" means, with respect to the sale of CEF Assets, the portion of the sale price therefor determined by the Seller and the Purchaser pursuant to Section 2.3(a) to be paid in cash.

         "Closing Date" means [__________], 2002.

         "Collections" means, with respect to any Payment Date, the aggregate amount of collections on or with respect to the Receivables with respect to the related Collection Period. Collections on or with respect to the Receivables include all payments made by or on behalf of the Obligors (excluding any late fees, prepayment charges, extension fees and other administrative fees or similar charges allowed by applicable law with respect to the Receivables to which the Servicer is entitled pursuant to Section 2.5 of the Servicing Agreement), any Recoveries, any net swap receipts and any swap termination payments received pursuant to the Swap Agreement, any proceeds from insurance policies covering the Equipment or related Obligor, Liquidation Proceeds, the Purchase Amount of each Receivable that became a Purchased Receivable respect of the related Collection Period (to the extent deposited into the Collection Account), Investment Earnings for such Payment Date, and payments made by a lessee pursuant to its obligation (if any) to pay the Termination Value pursuant to the related Receivable; provided, however, that the Collections shall not include: all payments or proceeds (including Liquidation Proceeds) of any Receivables the Purchase Amount of which has been included in the Collections in a prior Collection Period.

         "Collection Account" is defined in Section 8.2 of the Indenture.

         "Collection Period" means, with respect to any Payment Date, the calendar month preceding the month in which the Payment Date occurs (or, if for the first Payment Date, the period from and including the day after the Cut-off Date to and including the last day of the calendar month preceding the calendar month in which the first Payment Date occurs).

         "Credit and Collection Policies" or "Credit and Collection Policy" means, with respect to each type of Receivable, the Seller's practices and procedures for providing equipment, commercial mortgage and franchise financing, including the policies and procedures for determining the creditworthiness of Obligors and the extension of credit to Obligors, and relating to the maintenance of such types of receivables and collections on such types of receivables, as such policies and procedures may be amended from time to time.

         "Cut-off Date" means [__________________].

         "Defaulted Receivable" means any Receivable which is greater than three months past due and/or in non-accrual status, and which is not a Liquidated Receivable, which shall not have been repurchased pursuant to Section 6.2(b) of the Sale Agreement.

         "Delinquent Receivable" means a Receivable which is more than one month but less than three months past due and which is not in non-accrual status.

                                                                      Annex B to
                                                      Receivables Sale Agreement

         "Dollars" or "$" means lawful currency of the United States of America.

         "Due Date" means the first day of the month of the related Collection Period.

         "Eligible Receivable" means each Receivable:

                  [insert eligibility criteria]

         "Equipment" means any new or used trucks and trailers, aircraft, restaurant equipment, maritime assets, construction equipment, machine tools, furniture or other equipment, together with all accessions thereto securing an Obligor's indebtedness under the respective Receivable.

         "Event of Default" is defined in Section 5.1 of the Indenture.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Closing Date, modified by Accounting Changes as GAAP is further defined in Section 2(a) of this Annex B.

         "GECS" means General Electric Capital Services, Inc., a Delaware corporation.

         "Governmental Authority" means any nation or government, any state, county, city, town, district, board, bureau, office, commission, any other municipality or other political subdivision thereof (including any educational facility, utility or other Person operated thereby), and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Indemnified Amounts" means, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

         "Indenture" means the Indenture, dated [_________________], between the Issuer and the Indenture Trustee, as the same may be amended and Supplemented from time to time.

         "Initial Pool Balance" is defined in the Indenture.

         "Indenture Trustee" means [_____________________], not in its individual capacity but solely as Indenture Trustee under the Indenture, or any successor Indenture Trustee under the Indenture.

         "Investment Earnings" means, with respect to any Payment Date, the interest and other investment earnings (net of losses and investment expenses) on amounts on deposit in the trust accounts.

         "Investment Company Act" means the provisions of the Investment Company Act of 1940, 15 U.S.C.Sections 80a et seq., and any regulations promulgated thereunder.

                                                                      Annex B to
                                                      Receivables Sale Agreement

         "IRC" means the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

         "Issuer" means [Issuer], a Delaware [limited liability company] [business trust], until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act of 1939, each other obligor on the notes issued pursuant to the Indenture.

         "Lien" means a security interest (as such term is defined in Section 1-201 of Article 1 of the UCC), lien, charge, pledge, equity or encumbrance of any kind, other than tax liens, mechanics' liens and any liens that attach to the related Receivable by operation of law as a result of any act or omission by the related Obligor.

         ["Limited Liability Company Agreement" means the Limited Liability Company Agreement of the Purchaser, dated as of [__________________], among the Managing Member and, the Issuer, as the same may be amended or supplemented from time to time].

         "Liquidated Receivable" means any Receivable liquidated through the sale or other disposition of the related Equipment or that has, after using all reasonable efforts to realize upon the Equipment, been charged off in accordance with the Credit and Collection Policy without realizing upon the Equipment.

         "Liquidation Proceeds" means, with respect to any Liquidated Receivable, the amounts collected in respect thereof from whatever source (including the proceeds of insurance policies with respect to the related Equipment or Obligor), net of the sum of any amounts expended in connection with such liquidation and any amounts required by law to be remitted to the Obligor on such Liquidated Receivable or any creditor of such Obligor to the extent required by applicable law or agreement.

         "Litigation" means, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

         "Loan" means any agreement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

          "Loan Value" means, with respect to any Loan on any day (including the Cutoff Date), the sum of (a) the present value of the future Scheduled Payments discounted monthly at an annual rate equal to the APR for such Loan, plus (b) the amount of any past due payments. There shall be deemed to be no Scheduled Payments due on a Liquidated Receivable.

         ["Managing Member" means [__________], a [__________] corporation or any successor Managing Member under the Limited Liability Company Agreement.]

         "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (a) the business, assets, liabilities, operations, prospects or financial or other condition of such Person, (b) the ability of such Person to perform any of its obligations under the Related

                                                                      Annex B to
                                                      Receivables Sale Agreement

Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of such Person under any Related Document or (d) the Receivables or the Loans, as applicable, therefor, any interest related thereto or the ownership interests or Liens of such Person thereon or the priority of such interests or Liens.

         "Maturity Date" is defined in the Indenture.

         "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

         "Notes" means the notes issued under the Indenture.

         "Obligor" means, as to each Receivable, any Person who owes payments under the Receivable.

         "Officer's Certificate" means, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

         ["Owner Trustee" means [___________________], a [______________]
banking corporation, not in its individual capacity, but solely as owner trustee under the Trust Agreement, and any successor Owner Trustee.]

         "Payment Date" means, with respect to each Collection Period, the [___________] day of the calendar month following the end of that Collection Period, or, if such day is not a Business Day, the next Business Day, commencing on [_____________].

         "Permitted Encumbrances" means the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable;
(b) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Seller or any Affiliate thereof is a party as lessee made in the ordinary course of business;
(d) deposits securing statutory obligations of the Seller or any Affiliate thereof; (e) inchoate and unperfected workers', mechanics', suppliers' or similar Liens arising in the ordinary course of business; (f) carriers', warehousemen's or other similar possessory Liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $100,000 at any one time; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Seller or any Affiliate thereof is a party; (h) any attachment or judgment Lien not constituting a Event of Default under Section 5.1 of the Indenture; (i) presently existing or hereinafter created Liens in favor of the Purchaser, the Issuer or the Indenture Trustee; and (j) presently existing or hereinafter created Liens on personal property or Equipment which are subordinate to or pari passu with the Liens in favor of the Purchaser, the Issuer or the Indenture Trustee.

         "Permitted Governmental Authority" means a Governmental Authority of the United States or any state, county, city, town, district, board, bureau, office, commission, any other municipality or other political subdivision thereof located in the United States; provided, however, that after a Seller Downgrade Event, any Obligor that is a Governmental Authority shall not be a Permitted Governmental Authority if the Federal Assignment of Claims Act or

                                                                      Annex B to
                                                      Receivables Sale Agreement
other similar law, as applicable, is not fully complied with in respect of the Receivables owed by such Obligor.

         "Person" means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

         "Policy 6.0" means Policy No. 6.0 under Seller's risk management protocol.

         "Pool Balance" means, at any time, the sum of the aggregate Loan Values of the Receivables as of the beginning of a Collection Period, after giving effect to all payments received by the Seller or Servicer, as applicable, from Obligors and Purchase Amounts to be remitted by the Seller or Servicer, as applicable, with respect to the preceding Collection Period and all Realized Losses on Receivables liquidated during such preceding Collection Period.

         "Precomputed Receivable" means any Receivable under which the portion of a payment allocable to earned interest (which may be referred to in the related Loan as an add-on finance charge) and the portion allocable to the Amount Financed are determined according to the sum of periodic balances, the sum of monthly payments or any equivalent method or are monthly actuarial receivables.

         "Purchase Amount" means, as of the close of business on the last day of a Collection Period, an amount equal to the Loan Value of the applicable Loan, as of the first day of the immediately following Collection Period (or, with respect to any applicable Loan that is a Liquidated Receivable, as of the day immediately prior to such Loan becoming a Liquidated Receivable less any Liquidation Proceeds actually received by the Issuer) plus interest accrued and unpaid thereon as of such last day at a rate per annum equal to the APR for such Loan.

         "Purchase and Sale Agreement" means the Receivables Purchase and Sale Agreement dated as of [__________], 2002, by and between the Transferor and the Issuer as the same may be amended from time to time.

         "Purchaser" means CEF Equipment Holding, LLC, a Delaware limited liability company as purchaser pursuant to the Sale Agreement.

         "Purchaser Indemnified Person" is defined in Section 5.1 of the Sale Agreement.

         "Rating Agency" means Moody's or S&P.

         "Realized Losses" means the excess of the Receivable Balance of Liquidated Receivables plus accrued but unpaid interest thereon over Liquidation Proceeds.

         "Receivable" means any Loan included in Schedule of Receivables.

         "Receivable Balance" means, as of the close of business on the last day of a Collection Period, the Amount Financed minus the sum of: (i) that portion of all Scheduled Payments due on or prior to such day allocable to principal using (x) in the case of a Precomputed Receivable,

                                                                      Annex B to
                                                      Receivables Sale Agreement
the actuarial or constant yield method and (y) in the case of a Simple Interest Receivable, the simple interest method, (ii) any refunded portion of insurance premiums included in the Amount Financed, (iii) any payment of the Purchase Amount with respect to the Receivable allocable to principal and (iv) any prepayment in full or any partial prepayments applied to reduce the Principal Balance of the Receivable.

         "Receivable Files" is defined in Section 2.1 of the Sale Agreement.

         "Record Date" means, with respect to a Payment Date, the close of business on the [____________] day of the calendar month in which such Payment Date occurs.

         "Records" means all notes, leases, security agreements and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any of the Seller, the Servicer, any Sub-Servicer or the Issuer with respect to the Receivables and the Obligors thereunder, and the other CEF Assets.

         "Recoveries" means, with respect to any Liquidated Receivable, monies collected in respect thereof, from whatever source (other than from the sale or other disposition of the Equipment), after such Receivable became a Liquidated Receivable.

         "Redemption Date" is defined in the Indenture.

         "Related Documents" means the Sale Agreement, the Purchase and Sale Agreement, the Servicing Agreement, the Receivables Assignment, the CEF Receivables Assignment, the Indenture, the Limited Liability Company Agreement, and all other agreements, instruments, and documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with any of the foregoing. Any reference in the foregoing documents to a Related Document shall include all Annexes, Exhibits and Schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

         "Related Security" means with respect to any Receivable: (a) any interest (including security interests), if any, in the related Equipment; (b) all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Loan related to such Receivable or otherwise (including rights (if any) to receive proceeds on insurance policies covering the Obligors); and (c) all Records relating to such Receivable.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

         "Sale Agreement" means the Receivables Sale Agreement, dated [ ], 2002, between Seller and the Purchaser.

                                                                      Annex B to
                                                      Receivables Sale Agreement

         "Schedule of Receivables" is the schedule of Receivables attached as
Schedule I to the Sale Agreement (which schedule may be in the form of microfiche).

         "Scheduled Payment" on a Receivable means that portion of the payment required to be made by the Obligor during any Collection Period sufficient to amortize the Principal Balance under (x) in the case of a Precomputed Receivable, the actuarial method or (y) in the case of a Simple Interest Receivable, the simple interest method, in each case, over the term of the Receivable and to provide interest at the APR, provided that Termination Values shall also constitute Scheduled Payments.

         "Securities Act" means the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

         "Securities Exchange Act" means the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

         "Seller" means General Electric Capital Corporation, a Delaware corporation, its successors and assigns.

         "Servicer" means General Electric Capital Corporation in its capacity as Servicer under the Servicing Agreement, or any other Person designated as a Successor Servicer under such agreement.

         "Servicing Agreement" means the Servicing Agreement dated as of [__________], 2002, by and between the Issuer and the Servicer, as the same may be amended or supplemented from time to time.

         "Servicing Fee Rate" is defined in Annex B to the Servicing Agreement.

         "Simple Interest Receivable" means any Receivable under which the portion of a payment allocable to interest and the portion allocable to principal is determined by allocating a fixed level payment between principal and interest, such that such payment is allocated first to the accrued and unpaid interest at the Annual Percentage Rate for such Receivable on the unpaid principal balance and the remainder of such payment is allocable to principal.

         "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person's ability to pay as such Debts and liabilities mature; and
(d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

                                                                      Annex B to
                                                      Receivables Sale Agreement

         "Stock" means all shares, options, warrants, membership interests in a limited liability company, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

         "Stockholder" means, with respect to any Person, each holder of Stock of such Person.

         "Swap Agreement" means the swap agreement, date as of [           ]
between the Issuer and the Swap Counterparty, as the same may be amended or supplemented from time to time.

         "Swap Counterparty" means [        ], a [        ] in its capacity as
the swap counterparty, its successors and assigns.

         "Sub-Servicer" means any Person with whom the Servicer enters into a Sub-Servicing Agreement.

         "Sub-Servicing Agreement" means any written contract entered into between a Servicer and any Sub-Servicer pursuant to and in accordance with the Servicing Agreement.

         "Subsidiary" means, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

         "Successor Servicer" is defined in Section 6.2 of the Servicing Agreement.

         "Termination Value" means the "Termination Value" (if any) payable by lessee pursuant to the applicable Loan.

         "Transfer Date" is defined in the Indenture.

         "Transferor" means CEF Equipment Holding, L.L.C. a Delaware limited liability company, as seller under the Purchase and Sale Agreement.

         "Trust Account" is defined in the Indenture.

         "Trust Agreement" means the Trust Agreement dated as of [ ], between the Issuer and the Owner Trustee.

         "UCC" means, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

         SECTION 2. Other Interpretive Matters. All terms defined directly or by incorporation in the Sale Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of the Sale Agreement (including in this Annex B) and all related certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in such Agreement, and accounting terms partly defined in such Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; and unless otherwise provided, references to any month, quarter or year refer to a fiscal month, quarter or year as determined in accordance with the Seller fiscal calendar; (b) terms defined in Article 9 of

                                                                      Annex B to
                                                      Receivables Sale Agreement
the UCC and not otherwise defined in such Agreement are used as defined in that Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words "hereof," "herein" and "hereunder" and words of similar import refer to such Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term "including" means "including without limitation"; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person's successors and assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

                                                                      Annex B to
                                                     Receivables Sales Agreement